Exhibit 99.1

RESOLUTE ENERGY CORPORATION

ANNOUNCES AGREEMENT FOR SALE OF NON-CORE ASSETS

AND CHANGES TO BOARD OF DIRECTORS

Denver, Colorado – March 30, 2015 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) announced today that it has entered into a definitive agreement to sell certain non-core assets in the Midland Basin portion of the Permian Basin in west Texas. The properties will be sold to a private party for a purchase price of approximately $42 million. The proceeds of the sale will be used to reduce debt, initially by reducing amounts outstanding under the Company’s revolving credit facility.

The transaction, which is expected to close on or about May 1, 2015, has an effective date of March 1, 2015, and is subject to customary conditions and purchase price adjustments, including for title and environmental defects. The assets consist of operated and non-operated properties primarily located in Howard County, Texas.

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer said: “This transaction represents the first step in our previously announced plan to pursue non-core asset sales to reduce debt and improve our liquidity. We look forward to closing this transaction in the coming weeks, at which time we will provide a more detailed breakdown of the assets sold, and the production and cost impact on Resolute for the calendar year 2015.”

Resolute also announced that William H. Cunningham and Robert M. Swartz resigned from their positions on the Board of Directors effective March 25, 2015. Both Dr. Cunningham and Mr. Swartz had served on the Board of the Company since 2009.

Mr. Sutton commented: “Bill and Rob have both been valued members of our Board for more than five years. The entire Resolute Board of Directors and management team extend to Bill and Rob our most sincere thanks and our very best wishes for their continued success.”

Thomas O. Hicks, Jr., Chairman of the Corporate Governance / Nominating Committee of the Board commented: “Bill and Rob were original designees of the Hicks organization to the Resolute Board following Resolute’s public merger transaction in 2009. I would like to personally and publicly thank them for their long service to the Resolute Board and wish them the best of luck in their future endeavors.”

As of the date of these resignations, the number of Directors constituting the Board was reduced to six, including four independent directors.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding the anticipated closing of the Howard County asset sale transaction and the use of proceeds from that transaction. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2014 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com